As filed with the Securities and Exchange Commission on July 20, 2023

Registration No. 333-255524

Registration No. 333-269451

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255524

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-269451

Under

The Securities Act of 1933

VectivBio Holding AG

(Exact name of registrant as specified in its charter)

Switzerland	N.A.
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Aeschenvorstadt 364051 Basel, Switzerland	N.A.
(Address of Principal Executive Offices)	(Zip Code)

VectivBio Holding AG 2021 Equity Incentive Plan

VectivBio Holding AG 2021 Employee Share Purchase Plan

VectivBio Holding AG 2020 Equity Incentive Plan

VectivBio Holding AG 2019 Equity Incentive Plan

(Full title of the plan)

VectivBio US, Inc.

60 Broad St. Suite 3502

New York, New York 10004

(Name and address of agent for service)

+1 800 811 9520

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by VectivBio Holding AG, a corporation limited by shares organized under the laws of Switzerland (the “Registrant”):

•

Registration Statement No. 333-255524, filed with the SEC on April 27, 2021, pertaining to the registration of (i) 6,760,000 ordinary shares of the Registrant, CHF 0.05 par value per share (“Shares”), reserved for future grant under the VectivBio Holding AG 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”), (ii) 400,000 Shares reserved for future grant under the VectivBio Holding AG 2021 Employee Share Purchase Plan, (iii) 1,357,900 Shares to be issued upon the exercise of outstanding options granted under the VectivBio Holding AG 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”) and VectivBio Holding AG 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), and (iv) 234,500 Shares to be issued upon the vesting of outstanding restricted stock units granted under the 2020 Equity Incentive Plan and 2019 Equity Incentive Plan; and

•

Registration Statement No. 333-269451, filed with the SEC on January 27, 2023, pertaining to the registration of 6,760,000 Shares issuable under the 2021 Equity Incentive Plan, as amended by Amendment No. 1 to 2021 Equity Incentive Plan.

On May 21, 2023, the Registrant and Ironwood Pharmaceuticals, Inc., a Delaware corporation (“Ironwood”), entered into a Transaction Agreement (the “Transaction Agreement”). Pursuant to the Transaction Agreement, and upon the terms and subject to the conditions set forth therein, Ironwood completed a cash tender offer (the “Offer”). The Offer and any withdrawal rights in connection therewith expired one minute after 11:59 P.M., Eastern Time, on June 28, 2023, at which point 59,287,753 Shares had been validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 94.40% of the Shares outstanding (not including 2,007,310 Shares delivered pursuant to guaranteed delivery procedures, representing approximately 3.20% of the Shares outstanding). The number of Shares validly tendered and not validly withdrawn pursuant to the Offer satisfied the Minimum Condition (as defined in the Transaction Agreement). As all conditions to the Offer had been satisfied or waived, Ironwood accepted for payment and promptly paid for all Shares that were validly tendered and not validly withdrawn in accordance with the terms of the Offer.

As a result of the completion of the Offer, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold at the termination of the offering, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on July 20, 2023.

VECTIVBIO HOLDING AG

By:	/s/ Sravan K. Emany
Name:	Sravan K. Emany
Title:	Authorized Representative

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.